Exhibit 10.7
Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 9, 2019, is entered into by and between Trinity Sub Inc., a Maryland corporation (the “Company”), and Adam Fountain, an individual (“Employee”).

RECITALS

A.          Pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 9, 2019, by and among the Company, Trinity Merger Corp., a Delaware corporation, Trinity Merger Sub I, Inc., a Delaware corporation, Trinity Merger Sub II, LLC, a Delaware limited liability company, PBRELF I, LLC, a Washington limited liability company, BRELF II, LLC, a Washington limited liability company, BRELF III, LLC, a Washington limited liability company, BRELF IV, LLC, a Washington limited liability company, Pyatt Broadmark Management, LLC, a Washington limited liability company, Broadmark Real Estate Management II, LLC, a Washington limited liability company, Broadmark Real Estate Management III, LLC, a Washington limited liability company, and Broadmark Real Estate Management IV, LLC, a Washington limited liability company, the Company will become the direct or indirect owner of various entities engaged in real estate activities; and

B.          Effective as of the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), Employee wishes to accept employment with the Company upon the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Employment. The Company shall employ Employee, and Employee accepts employment with the Company, upon the terms and conditions set forth in this Agreement. Employee’s term of employment hereunder shall commence at the Effective Time and continue until the third anniversary of the Effective Time (the “Employment Period”); provided that, unless earlier terminated, the Employment Period shall automatically renew on the third anniversary of the Effective Time and on each anniversary thereafter for a period of one (1) year unless either party shall give written notice of nonextension to the other party not later than sixty (60) days prior to the end of then-current Employment Period. The Company or Employee may terminate this Agreement and Employee’s employment at any time during the Employment Period as provided in Section 4 hereof. For the avoidance of doubt, if the Merger Agreement is terminated or the Effective Time does not occur for any reason, this Agreement shall be null and void.

2.           Position and Duties.

(a)          During the Employment Period, Employee shall serve as the Executive Vice President of the Company, and shall have the usual and customary duties, responsibilities and authority of an Executive Vice President. Employee acknowledges and agrees that he shall perform his duties and responsibilities faithfully and to the best of his abilities in a businesslike manner.

(b)          Employee shall report to the Chief Executive Officer, shall work on a full-time basis for the Company and shall devote substantially all of his business time, attention, skills and energies to the business and affairs of the Company. During the Employment Period, Employee shall not engage in any business activity which, in the reasonable judgment of the Board of Directors of the Company (the “Board”), conflicts with the duties of Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Employee agrees that he shall promptly report any potential conflict in writing to the Board, affirmatively disclosing any outside business opportunity that presents even the appearance of a conflict. Notwithstanding the foregoing, during the Employment Period the Employee may be engaged as an independent contractor of Broadmark Capital LLC for regulatory purposes, but in no event shall Employee provide any services to Broadmark Capital LLC or any of its affiliates that are material, restrict the performance of Employee’s duties to the Company, or compete with the Business.

3.           Base Salary and Benefits.

(a)          Base Salary. During the Employment Period, Employee’s base salary shall be $400,000.00 per annum (the “Base Salary”), which shall be payable in regular installments in accordance with the Company’s general payroll practices. This annual Base Salary shall be prorated for 2019 based upon the Effective Time through the end of the calendar year. Annual compensation review and increases, if any, will be subject to approval by the Board. However, the Base Salary may not be decreased during the Employment Period other than as part of an across-the-board salary reduction for senior executives of the Company.

(b)          Bonus. At the conclusion of each fiscal year during the Employment Period, in addition to the Base Salary, Employee may be eligible to receive an annual bonus (the “Annual Bonus”) in an amount to be established by the Board. The amount of the Annual Bonus will be based on achievement of certain annual operating profit targets and other objectives established by the Board, and the target Annual Bonus, assuming that all performance goals are satisfied at the target level of performance, shall be sixty-two and a half percent (62.5%) of the Base Salary. The Annual Bonus shall be prorated for 2019 based upon the Effective Time through the end of the calendar year. Any Annual Bonus shall be paid promptly following the completion of the annual audit for the calendar year to which it relates, and in all events no later than March 15th of the calendar year following the calendar year to which it relates.

(c)          Vacation. During the Employment Period, Employee shall be entitled to paid vacation in accordance with Company policy.

(d)          Expenses. The Company shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Business Expenses”), subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(e)          Benefits. Employee will be eligible to participate in such health care, insurance, retirement, and other employee benefit plans as are generally made available by the Company to their employees, subject to the terms of said plan or plans. The terms of such plans are subject to change or termination at any time, with or without notice, at the discretion of the Company.

4.           Termination. The Employment Period shall terminate as follows.

(a)          Termination by Employee without Good Reason. In the event that Employee terminates his employment for any reason other than for Good Reason, Employee must provide the Company with written notice of such resignation. Employee will use his best efforts to provide the Company with such written notice at least sixty (60) days in advance of the effective date of the termination. In the event that at least sixty (60) days’ advance written notice is not provided, Employee agrees to be available as a resource to the Company for the transition of his responsibilities for a number of days equal to sixty (60) minus the number of days’ written notice provided.

(b)          Termination by Employee for Good Reason. Employee may terminate his employment hereunder for Good Reason. “Good Reason” means (i) a material and sustained diminution in Employee’s duties under this Agreement or a reduction of Employee’s title, (ii) a material breach by the Company of this Agreement, (iii) relocation of Employee’s principal place of employment to a location that is more than fifty (50) miles from Employee’s place of employment as of the Effective Time, without Employee’s consent, (D) a reduction in the Base Salary, unless such reduction is part of an across the board reduction for senior executives of the Company, or (E) a material reduction in the Employee’s target Annual Bonus; provided that any such action shall not constitute Good Reason unless (A) Employee provides written notice to the Company of any such action within thirty (30) days of the date on which such action first occurs and provides the Company with thirty (30) days to remedy such action (the “Cure Period”), (B) the Company fails to remedy such action within the Cure Period, and (C) Employee resigns within thirty (30) days of the expiration of the Cure Period.

(c)          Termination by the Company.

(i)          Termination by the Company for Cause. The Company may terminate Employee’s employment for Cause (“Termination for Cause”). “Cause” shall mean any of the following:

(1)	Any act of fraud, embezzlement, theft, intentional dishonesty, misrepresentation or breach of fiduciary duty with respect to the Company or its subsidiaries;

(2)	Employee’s gross negligence or willful misconduct in the performance of his duties to the Company;

(3)
Failure or refusal to follow any reasonable directive of the officer to whom Employee reports, and if such failure and refusal is curable, if such failure or refusal is not cured within fifteen (15) days after the Company’s written notice to Employee of such failure or refusal;

(4)
Employee’s (1) breach of Sections 6, 7 or 8 of this Agreement; (2) breach of any material written policy of the Company which if curable, is not cured within fifteen (15) days after the Company’s written notice of such breach; or (3) material breach of this Agreement, which if curable, is not cured within fifteen (15) days after the Company’s written notice of such breach; or

(5)	Employee’s conviction of, indictment for or entering of a guilty plea or plea of no contest or nolo contendere with respect to any felony or any crime involving an act of moral turpitude.

The Company may terminate this Agreement pursuant to a Termination for Cause at any time immediately upon notice to Employee.

(ii)          Termination by the Company without Cause. The Company may terminate Employee’s employment without Cause (i.e. for any reason other than those described in Subsections 4(b)(i), and 4(c)) (“Termination without Cause”) at any time upon written notice to Employee.

(d)          Death and Disability. Employee’s employment shall terminate immediately upon Employee’s death and the Company may terminate this Agreement upon thirty (30) days’ prior written notice to Employee if, by virtue of a physical or mental condition, Employee is unable to perform the essential functions of his work under this Agreement, with or without reasonable accommodation, for a period of one hundred eighty (180) days in any three hundred and sixty-five (365) day period (“Disability”). Any question as to the existence of the Employee’s Disability as to which the Employee and the Company cannot agree shall be determined in writing by a qualified independent physician selected by the Company and reasonable acceptable to the Employee. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of this Agreement.

(e)          Obligations upon Termination.

(i)          In the event of a resignation by Employee without Good Reason, as described in Subsection 4(a), all of the parties’ respective rights and obligations hereunder shall immediately terminate upon the expiration of the notice period required under Section 4(a) or upon notice by the Company waiving such notice, except that (A) Employee’s obligations and the Company’s rights under Sections 5 through 12 of this Agreement shall survive such termination and (B) the Company shall pay to Employee only the Base Salary and, in accordance with Company policy, accrued vacation, together with any unreimbursed Business Expenses as of the date of termination (collectively, the “Accrued Benefits”).

(ii)          In the event of a Termination for Cause, as described in Subsection 4(c)(i), all of the parties’ respective rights and obligations hereunder shall terminate upon the effective date of such termination, except that (A) Employee’s obligations and the Company’s rights under Sections 5 through 12 of this Agreement shall survive such termination and (B) the Company shall pay to Employee only the Accrued Benefits.

(iii)          In the event of a Termination without Cause, as described in Subsection 4(c)(ii), or Employee’s resignation for Good Reason pursuant to Section 4(b), all of the parties’ respective rights and obligations hereunder shall terminate upon the effective date of such termination pursuant to Subsection 4(c)(ii) or Subsection 4(b) as the case may be, except that (A) Employee’s obligations and the Company’s rights under Sections 5 through 12 of this Agreement shall survive such termination; (B) the Company shall pay Employee the Accrued Benefits; (C) the Company shall pay Employee, as severance, an amount equal to twenty-four (24) months of Employee’s then-current Base Salary payable in regular installments in accordance with the Company’s general payroll practices; and (D) the Company shall provide a payment in the amount equal to the premium for COBRA benefits under the Company’s group health plan for twenty-four (24) months, which the Employee may at Employee’s option, use to procure continuing benefits, payable in monthly installments on the first pay date for each month (the payments under Sections (C) and (D) are collectively referred to as the “Severance Payment”). The payment of the Severance Payment under this Subsection 4(e)(iii) shall be conditioned upon Employee’s effective execution of a full release of claims against the Company in a form reasonably satisfactory to the Company. The Company shall specify a period, not to exceed forty-five (45) days following termination, during which Employee may review and consider such release, provided that if such period spans two (2) calendar years, then the Severance Payment shall not be made until the second calendar year, regardless of the year in which the release is signed and returned.

(iv)          In the event of Employee’s death or Disability, as described in Subsection 4(d), all of the parties’ respective rights and obligations hereunder shall immediately terminate upon the effective date of such termination pursuant to Subsection 4(d), except that (A) Employee’s obligations and the Company’s rights under Sections 5 through 12 of this Agreement shall survive such termination; (B) the Company shall pay to Employee the Accrued Benefits, and (C) the Company shall provide a payment in the amount equal to the premium for COBRA benefits under the Company’s group health plan for twelve (12) months, which the Employee or his estate, if applicable, may use to procure continuing benefits, payable in monthly installments on the first pay date for each month.

(v)          Except as otherwise required by law (e.g., COBRA) or as specifically provided herein, all of Employee’s rights to salary, severance, fringe benefits and bonuses hereunder (if any) shall cease upon termination for any reason.

(vi)          Upon termination of Employee’s employment hereunder for any reason, Employee shall promptly resign from all other positions with the Company and its affiliates.

5.           Acknowledgments.

(a)          Employee acknowledges and agrees that as a result and as part of Employee’s employment with the Company, he has received and will receive knowledge and expertise in the Business of the Company that is special and unique. As used in this Agreement, the term “Business” shall mean the business of (i) originating mortgages, lending money or other financing, in each case, for the purpose of acquiring, developing or otherwise financing real estate and related assets or the operation of a real estate investment fund or such other fund, real estate investment trust or other entity that participates in the foregoing described real estate-related activities within the United States, whether through origination activities or in the secondary market (including, without limitation, through the acquisition of real estate related loans or interests therein) or (ii) Fundraising for, on behalf of, or with respect to persons engaged in the activities referenced in clause (i).

(b)          For purposes of this Agreement, the term “Fundraising” means any action of a person to secure third-party equity investments in a commercial business venture or investment fund, including but not limited to direct and indirect solicitation, marketing and distribution of investment material related to such commercial business venture or investment fund.

(c)          For purposes of this Agreement, the term “Confidential Information” means any confidential or proprietary information of the Company, which is not already or does not become generally available to the public (but not through any breach of confidentiality by Employee), whether contained in documents, electronic media or other forms, including, but not limited to, information about materials, procedures, inventions, processes, manufacturing, expertise, customer lists, potential customer lists, customer data, financial data, vendors, marketing plans, and trade secrets. Confidential Information shall also include personal information of the Company’s customers, clients, employees, and vendors (“Personal Information”).

(d)          Employee acknowledges and agrees that the restrictive covenants and other continuing obligations in this Agreement are reasonable and necessary and that consideration and compensation provided to Employee pursuant to this Agreement constitute good and sufficient consideration for Employee’s agreements and covenants in Sections 6, 7 and 8.

(e)          For purposes of Sections 5 through 9, the term “Company” includes both the Company and its direct and indirect subsidiaries.

6.           Nondisclosure and Nonuse of Confidential Information; Nondisparagement.

(a)          Employee acknowledges and agrees that he will be afforded access to Confidential Information which could have an adverse effect on the Company and its Business if it is used in an unauthorized manner and/or disclosed. Employee will not, at any time, either during the Employment Period or thereafter, disclose or use any Confidential Information, or permit any person to use, examine or make copies of any Confidential Information, except as may be required in his duties on behalf of the Company or any of its subsidiaries. Employee agrees to take reasonable measures to protect the secrecy of, and avoid the disclosure and the unauthorized use of, any Confidential Information.

(b)          Employee shall deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, records, reports, files, electronic data, computer tapes, software and other documents and data (and copies thereof) that is Confidential Information or Personal Information or Work Product (each as defined herein) or other information relating to the Business of the Company which Employee may then possess or have under his control. Notwithstanding the foregoing, Employee will have the right to retain and remove all personal property and effects which are owned by Employee.

(c)          Employee agrees that he will not view or access any Personal Information except as needed in the course of his job duties and responsibilities for the Company or any of its subsidiaries.

(d)          Employee agrees not to make, or cause any other person to make, any public statement that criticizes or disparages the Company or any of its subsidiaries, executive officers, employees, directors or products. Nothing set forth herein shall be interpreted to prohibit Employee from responding publicly to incorrect public statements, making truthful statements when required by law, subpoena, court order, or the like and/or from responding to any inquiry about this Agreement or its underlying facts and circumstances by any regulatory or investigatory organization and/or from making any truthful statements in the course of any litigation.

(e)          Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or any of its subsidiaries that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company or any of its subsidiaries for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

7.          Inventions and Patents. Employee agrees that all inventions, innovations, improvements, technical information, certifications, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s (or any predecessor’s) Business, research and development or existing or future products or services and which are conceived, developed or made by Employee (whether or not during usual business hours and whether or not alone or in-conjunction with any other person) in the course of his employment with the Company or relationship with the Company or any predecessor, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as “Work Product”) belong to the Company. Employee hereby assigns and agrees to assign to the Company any rights he may have or acquire in such Work Product, whether created before, on, after or prior to the Effective Time. Employee agrees that his copyrightable works prepared for the Company are “supplementary works” or “works for hire,” as defined in Title 17 of the United States Code, and if any such works are deemed not to be a supplementary work or work for hire, then Employee hereby assigns and agrees to assign his entire right, title and interest in the copyright to such works to the Company. Employee will take reasonable steps to promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm such ownership (including the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product, to the extent the assistance of Employee is reasonably required to prosecute such applications or reissues thereof or to prosecute or defend such interferences.

8.           Non-Competition and Non-Solicitation.

(a)          Employee acknowledges that, in the course of his employment with the Company he will become familiar with the Company’s and its respective predecessors’ trade secrets and with other Confidential Information concerning the Company and its respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company. Employee agrees that, in consideration of his employment as contemplated under this Agreement and all compensation and benefits being provided herein, it is both reasonable and fair as well as necessary for the protection of the Company’s confidential information, good will in the marketplace, and other protectable business interests, that he be subject to certain limitations in his activities in the event of this Agreement’s termination by either party for any reason.

(b)          Therefore, in consideration of the foregoing, Employee agrees that, for a period of twenty-four (24) months following termination of employment for any reason, he will not (i) engage in, sell or provide any products or services which are the same as or similar to or otherwise competitive with the products and services sold or provided by the Company; (ii) own, acquire, or control any interest, financial or otherwise, in any entity or business engaged in selling or providing the same, similar or otherwise competitive services or products which the Company is selling or providing in connection with the Business; (iii) call on or solicit which may interfere with or impair the relationship between the Company and any current or prospective customer, supplier, distributor, developer, service provider or other material business relation of the Company in connection with the Business; and (iv) act or provide services as a consultant or advisor or loan or otherwise provide financing or financial assistance of any kind, to any third party who is or is attempting, directly or indirectly, to engage in any of the activities listed in subsections (i) through (iii) above; provided that nothing in this Subsection (b) shall prohibit Employee from owning less than five percent (5%) of the outstanding shares of any public company as long as Employee has no other role with such company.

(c)          In addition, in consideration of the foregoing, Employee agrees that, for a period of twelve (12) months following any termination of employment, Employee shall not, directly or indirectly, through another person or entity (i) induce, attempt to induce, or solicit any employee of the Company to terminate his employment with the Company, or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, (ii) employ, hire, induce, attempt to induce, or solicit the employment of any former employee of the Company until one (1) year after such employee’s employment relationship with the Company has been terminated, (iii) call on, solicit, service, divert or take away or attempt to call on, solicit, service, divert or take away any customer, supplier, contractor, designer, licensee or other business relation of the Company with respect to products or services related to the Company’s Business as of the date of this Agreement’s termination or induce any of such parties to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, contractor, designer, licensee or business relation, on the one hand, and the Company, on the other hand, or (iv) make any statement or do any act to impair, prejudice or destroy the goodwill of the Company, to prejudice or impair the relationship or dealing between the Company and any of its customers, suppliers, contractors, designers, licensees, employees or other business relations, or to cause existing or potential customers of the Company to make use of the services or purchase the services or products of any competitive business.

9.           Enforcement.

(a)          If Employee breaches or threatens to commit a breach of any of the covenants set forth in Sections 6, 7, and 8 above, then the Company shall have the right to seek to have the covenants in Sections 6, 7, and 8 specifically enforced against Employee, including temporary restraining orders and injunctions by any court of competent jurisdiction, in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), it being agreed by Employee that any breach or threatened breach by Employee of Sections 6, 7, and 8 would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The prevailing party is entitled to its attorneys’ fees and costs incurred in relation to any action addressing Sections 6, 7, and 8 of this Agreement. In addition, the Company shall not be required to post any bond or other surety as a condition to the issuance of any temporary restraining order or injunction, and Employee irrevocably waives any such requirement of any statute or applicable law.

(b)          If, during the enforcement of any or all of the covenants and provisions set forth in Sections 6, 7, and 8 above, any court of competent jurisdiction enters a final judgment that declares that the duration, scope, or area restrictions stated therein are unreasonable under circumstances then existing, are invalid, or are otherwise unenforceable, then the parties hereto agree that the maximum enforceable duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area, and that the court making the determination of invalidity or unenforceability shall have the power to revise the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes the closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope, or area permitted by law.

(c)          If any of the provisions of Sections 6, 7, and 8 are violated, then the time limitations set forth in those sections shall be extended for a period of time equal to the period of time during which such breach occurs, and, in the event the Company is required to seek relief from such breach before any court, board or other tribunal, then the time limitation shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

10.          Insurance. The Company may, for its own benefit, maintain “key man” life and disability insurance policies covering Employee. Employee will reasonably cooperate with the Company and provide such information or other assistance as the Company or insurance company may reasonably request in connection with the Company obtaining and maintaining such policies.

11.          Representations and Warranties. Employee hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Employee is a party or any judgment, order or decree to which Employee is subject, (b) Employee is not and will not be a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity that is inconsistent with the provisions of this Agreement and (c) this Agreement is a valid and binding obligation of Employee.

12.          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail (b) on the first business day following the date of dispatch if delivered utilizing an overnight delivery service or (c) three (3) days after mailing (or one (1) business day in the case of overnight delivery service). All notices hereunder shall be delivered to the addresses set forth below as follows:

If to Employee:

Adam Fountain
602 12th Avenue N
Edmonds, Washington 98020
Email: Adam.Fountain@gmail.com

If to the Company:

Broadmark Realty Capital Corp.
1420 Fifth Avenue, Suite 2000
Seattle, WA 98101
Facsimile: 206-623-2213
Attention: President
Email: TMCXnotices@trinityinvestments.com

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Glenn Pollner
E-mail: GPollner@gibsondunn.com

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 12. Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice.

13.         General Provisions.

(a)          Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)          Complete Agreement. Except as set forth above with respect to the Profits Units, this Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes and cancels all other contracts, agreements, representations and understandings between the parties or their affiliates, whether written or oral, expressed or implied. This Agreement shall bind and inure to the benefit of each party, their parent companies, subsidiaries and affiliates, and each of their respective officers, directors, shareholders, investors, business associates, owners, partners, employees, representatives, agents, contractors and assigns. The terms of this Agreement are the result of negotiations in which each party had the opportunity to review and revise any term herein. Consequently, this Agreement shall not be construed for or against either party as a result of the manner in which it was drafted.

(c)          Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Employee and the Company and its respective successors, permitted assigns, personal representatives, heirs and estates, as the case may be; provided, however, that the rights and obligations of Employee under this Agreement shall not be assigned without the prior written consent of the Company and the Company may assign the rights and obligations of this Agreement to any affiliate of the Company or any successor or permitted assign of the Company’s business or assets, and such assignment by the Company will not constitute a termination under Section 4.

(d)          Governing Law. THIS AGREEMENT, AND ALL CLAIMS, DISPUTES AND CONTROVERSIES RELATED HERETO OR ARISING HEREFROM, SHALL BE GOVERNED BY, AND CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, BE INTERPOSED IN ANY ACTION HEREON. THE PROVISIONS OF THIS AGREEMENT SHALL BE ENFORCEABLE NOTWITHSTANDING THE EXISTENCE OF ANY CLAIM OR CAUSE OF ACTION OF EMPLOYEE AGAINST COMPANY, WHETHER PREDICATED ON THIS AGREEMENT OR OTHERWISE.

(e)          Jurisdiction; Waiver of Jury Trial. EMPLOYEE HEREBY VOLUNTARILY, UNCONDITIONALLY AND IRREVOCABLY AGREES AND SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS OF THE STATE OF MARYLAND AND APPELLATE COURTS FROM ANY THEREOF FOR ANY CLAIM, ACTION OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT, AND WAIVES AND AGREES NOT TO ASSERT ANY DEFENSE THAT ANY SUCH COURT LACKS JURISDICTION, VENUE IS IMPROPER, OR THE FORUM IS INCONVENIENT. EMPLOYEE AND COMPANY HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING: (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT. COMPANY AND EMPLOYEE AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

(f)          Withholdings. All payments hereunder are subject to withholding for applicable federal, state and local income and employment taxes and any other deductions authorized by Employee or required by law.

(g)          Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Board and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h)          Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)          Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a business day in the State of New York, the time period for giving notice or taking action shall be automatically extended to the immediately following business day.

(k)          Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the termination of this Agreement. For the avoidance of doubt, Employee’s obligations under Sections 6 through 8 hereof shall survive termination of this Agreement for any reason (including, without limitation, upon nonrenewal of the agreement by either party).

(l)          Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidelines issued thereunder (collectively, “Section 409A”). Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes deferred compensation as defined in Section 409A shall be payable in connection with Employee’s termination of employment shall be paid to you unless the termination of your employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations, and if Employee incurs a termination of employment that does not constitute a separation from service, as so defined, Employee’s right to such payments shall vest but payment shall be deferred until the date on which you incur a separation from service, or die; (ii) if, on the date on which Employee incurs a separation from service, Employee is a “specified employee” as defined in Section 409A, any amount that constitutes deferred compensation and that becomes payable by reason of such separation from service (including any amount described in clause (i)) shall be deferred until the earlier of the first day of the seventh month following the month that includes the separation from service or Employee’s death; (iii) for purposes of Section 409A, Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments; and (iv) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(m)          Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

(n)          Construction. Where specific language (such as the word “including”) is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

TRINITY SUB INC.

By:	/s/ Sean A. Hehir
Name:	Sean A. Hehir
Title:	President, Chief Executive Officer, Treasurer
& Chief Financial Officer

[Signature continues on the following page]

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

/s/ Adam Fountain
Adam Fountain

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT